Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KINGOLD JEWELRY, INC.

____________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Kingold Jewelry, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is KINGOLD JEWELRY, INC.

2.       This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

3.           Article 4.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each six (6) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. The Reverse Stock Split shall not increase or decrease any amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the Reverse Stock Split shall be rounded up to the nearest whole share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding of fractional share interests as described above.”

4.           This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.       All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6.       This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 21st day of October, 2019.

Kingold Jewelry, Inc.

By:	/s/ Jia Zhihong
Authorized Officer
Name:	Jia Zhihong
Title:	Chairman and Chief Executive Officer